SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

NICOR INC.
------------------------------------------------------------------------------------------------------------------------------------------------------

(Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------------------------------------------------------------------------------

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
2)  Aggregate number of securities to which transaction applies:
3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)  Proposed maximum aggregate value of transaction:
____________________________________________________________________________________
5)  Total fee paid:
[_] Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
____________________________________________________________________________________
      1) Amount previously paid:
____________________________________________________________________________________
      2) Form, Schedule or Registration Statement No.:
____________________________________________________________________________________
      3) Filing Party:
____________________________________________________________________________________
      4) Date Filed:

Nicor Inc.
P.O. Box 3014, Naperville, Illinois 60566-7014
630/305-9500

__________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
__________________________

April 26, 2007

     The Annual Meeting of Stockholders of Nicor Inc. (“Nicor”) will be held at The Northern Trust Company, 6th Floor, Assembly Room, 50 South LaSalle Street, Chicago, Illinois, on Thursday, April 26, 2007, at 10:30 a.m. Central Daylight Saving Time, for the following purposes, all as set forth in the accompanying proxy statement:

1)	elect directors;

2)	ratify the appointment of Deloitte & Touche LLP as Nicor’s independent registered public accounting firm for 2007;

3)	act on any properly presented stockholder proposals; and

4)	conduct other business properly brought before the meeting.

     Only stockholders of record on the books of Nicor at the close of business on February 27, 2007, will be entitled to vote at the meeting. The stock transfer books will not be closed.

PAUL C. GRACEY, JR.
Senior Vice President, General Counsel
and Secretary

March 14, 2007

IMPORTANT

     Nicor has approximately 21,000 registered stockholders. Your vote is important and we encourage you to vote promptly, whether you plan to attend the meeting or not. You may vote your shares via a toll-free telephone number or over the Internet, or you may sign, date and mail the enclosed proxy card in the envelope provided. If you prefer, you may attend the meeting and vote in person.

Admission to the 2007 Annual Meeting

     If you are a registered stockholder and plan to attend, please detach the admission ticket from the top of the enclosed proxy card and bring it with you to the annual meeting. If you are a stockholder whose shares are held by a broker, bank or other nominee, please request an admission ticket by writing to our principal executive offices at: Nicor Inc., Investor Relations, P.O. Box 3014, Naperville, IL 60566-7014. Evidence of your stock ownership, which you can obtain from your broker, bank or nominee, must accompany your letter. If your request is received by April 9, 2007, an admission ticket will be mailed to you. All other admission tickets can be obtained at the registration table located at The Northern Trust Company lobby beginning at 9:30 a.m. on the day of the annual meeting. An admission ticket (or other proof of stock ownership) and some form of photo identification will be required for admission to the annual meeting. Attendance at the meeting will be limited to stockholders of record as of the record date and one guest per stockholder, and to guests of Nicor.

     The Northern Trust Company is located at 50 South LaSalle Street, the northwest corner of LaSalle and Monroe Streets in Chicago, Illinois. The map below shows parking garages and lots in the immediate vicinity.

________________________

PROXY STATEMENT
________________________

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Nicor Inc. (“Nicor”), P.O. Box 3014, Naperville, Illinois 60566-7014, for use at the Annual Meeting of Stockholders to be held on April 26, 2007. Nicor will bear the cost of making solicitations of proxies from its shareholders and will reimburse banks and brokerage firms for out-of-pocket expenses incurred in connection with this solicitation. In addition to solicitation by mail, officers and employees of Nicor may solicit proxies by telephone, by facsimile or in person. A copy of Nicor’s 2006 Annual Report, the Proxy Statement and the Form of Proxy are scheduled to be mailed on or about March 14, 2007 to all stockholders of record on February 27, 2007.

VOTING

     As of February 27, 2007, Nicor had outstanding 44,911,890 shares of Common Stock and 12,456 shares of Preferred Stock. Each share, regardless of class, entitles the holder to one vote on each matter properly brought before the meeting. Stockholders have cumulative voting rights only for the election of Directors, whereby for each share of stock owned, a stockholder is entitled to one vote for each Director nominee and may accumulate the total number of votes (determined by multiplying the number of shares held by the number of Directors to be elected) and cast them all for a single nominee or distribute them among any number of nominees. The presence of a majority of the votes of the shares of Nicor entitled to vote on the matters to be considered will constitute a quorum for purposes of the meeting. If a quorum is present, in person or by proxy, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the election of Directors will be required for the election of Directors. As a result, shares represented at the meeting and entitled to vote for Directors, but which withhold votes for Directors, will in effect be counted against the nominees, while shares held in the name of a broker which are represented at the meeting but not authorized to vote on this matter (“broker nonvotes”) will not affect the outcome. The affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon will be required to ratify the appointment of the independent registered public accounting firm (Proposal 2) and to act on any properly presented stockholder proposals (Proposal 3). Shares represented at the meeting which abstain from voting on these proposals will have the effect of votes against the proposals, while broker nonvotes will not affect the outcome.

     You can revoke your proxy at any time before it is exercised by timely delivery to Nicor of a written statement that your proxy is revoked or of a properly executed, later-dated proxy, or by voting by ballot at the meeting. All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with the instructions set forth in the proxy. If you do not indicate how your shares should be voted on a matter, the shares, if represented by a properly executed proxy, will be voted as the Board of Directors recommends.

PROPOSAL 1 – ELECTION OF DIRECTORS

     The Directors to be elected are to hold office until the next succeeding annual meeting of stockholders or until their successors are elected and qualified. In the event that any Director nominee shall be unable to serve, which is not now contemplated, the proxy holders may, but need not, vote for a substitute nominee. If stockholders withhold authority to vote for specific nominees, the proxies may accumulate such votes and cast them for other nominees. While the Board of Directors does not otherwise presently anticipate cumulating votes pursuant to proxies it obtains as a result of this solicitation, it reserves the discretionary authority to accumulate such votes and vote for less than all of the nominees named herein.

INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS

     The names of the nominees are set forth below along with their business experience during the last five years and other directorships currently held, including directorships with companies whose securities are registered with the Securities and Exchange Commission. Each Director will also be a Director of Northern Illinois Gas Company, doing business as Nicor Gas Company (“Nicor Gas”), a subsidiary of Nicor. At its meeting of February 22, 2007, the Board of Directors approved the recommendation of the Corporate Governance Committee of Mr. Norman R. Bobins, Senior Executive Vice President of ABN AMRO Bank N.V. (“ABN AMRO”) and President and Chief Executive Officer of ABN AMRO North America and LaSalle Bank Corporation, as a nominee for election to the Board. Mr. Bobins was known to, and recommended to, the Corporate Governance Committee by a non-employee independent Director.

ROBERT M. BEAVERS, JR.; Age 63

Director since 1992

Business experience: Chairman and Chief Executive Officer since 2003, Best Diamond Packaging (Paper Products); Chairman and Chief Executive Officer since 2000, Best Harvest Bakeries (Commercial Bakeries); Senior Vice President, 1980-1999, McDonald’s Corporation (Restaurants).

BRUCE P. BICKNER; Age 63

Director since 1996

Business experience: Independent consultant since 2002; formerly Chairman and Chief Executive Officer, 1985-2002, DEKALB Genetics Corporation (Agricultural Genetics and Technology); Executive Vice President, 1999-2001, and Co-President Global Seed Group, 1998-1999, Monsanto Company (Agricultural Chemicals and Seed).

JOHN H. BIRDSALL, III; Age 63 Director since 1982 Business experience: Private investor; formerly President, 1982-1986, Birdsall, Inc., a subsidiary of Nicor. (Containerized Shipping).

NORMAN R. BOBINS; Age 64

First Nomination as Director

Business experience: President and Chief Executive Officer since 2006, ABN AMRO North America; Senior Executive Vice President since 2002, ABN AMRO Bank N.V.; President and Chief Executive Officer since 2003, LaSalle Bank Corporation; Chairman, President and Chief Executive Officer since 2000, LaSalle Bank; and President since 2005, LaSalle Bank Midwest (Financial Institutions).

Directorship: Metal Management, Inc.

THOMAS A. DONAHOE; Age 71

 Director since 1998

Business experience: Retired since 1996; formerly Partner, 1970-1996, as well as Managing Partner--Operations-Audit Practice, 1995-1996 and Vice Chairman, 1988-1995, Price Waterhouse LLP (Accounting and Consulting Services).

Directorships: Andrew Corporation; A.M. Castle & Co.

BRENDA J. GAINES; Age 57

Director since April 2006

Business experience:Retired; formerly Chief Executive Officer 2002-2004, President, 1999-2004, Executive Vice President – Corporate Card Sales, 1994-1999, Diners Club North America, a division of Citigroup (Charge/Credit Cards).

Directorships: CNA Financial Corporation; Fannie Mae; Office Depot, Inc; Tenet Healthcare Corporation.

RAYMOND A. JEAN; Age 64

Director since 2005

Business experience: Chairman, President and Chief Executive Officer since 2001, Quanex Corporation (Manufacturer – Engineered Materials and Components).

Directorships: AMSTED Industries, Inc.; Quanex Corporation.

DENNIS J. KELLER; Age 65

Director since 1994

Business experience: Board Chair since 2005, Chairman of the Board 1987-2005, Co-Chief Executive Officer 2002-2004 and Chief Executive Officer 1987-2002, DeVry Inc., as well as Board Chair since 2005, Chairman of the Board 2002-2005, DeVry University, Inc. (Technical and Management Education).

Directorships: DeVry Inc.; Ryerson, Inc.

R. EDEN MARTIN; Age 66

Director since 2005

Business experience: President since 1999, The Commercial Club of Chicago (Civic Group); Partner 1975-2004, Sidley, Austin, Brown & Wood LLP (and predecessor firm, Sidley & Austin) (Legal Services).

Directorship: Aon Corporation.

GEORGIA R. NELSON; Age 57

Director since 2005

Business experience: President and Chief Executive Officer since June 2005, PTI Resources, LLC (Independent Consulting); President 1999-2005, Midwest Generation EME, LLC (Independent Power Producer); and General Manager 2002-2005, Edison Mission Energy-Americas (Independent Power Producer).

Directorships: Ball Corporation; Cummins Inc.; Tower Automotive, Inc.

JOHN RAU; Age 58

Lead Director; Director since 1998

Business experience: President and Chief Executive Officer since 2002, Miami Corporation (Private Asset Management); Chairman, 2000-2002, Chicago Title and Trust Company Foundation (Charitable Foundation); President and Chief Executive Officer, 1997-2000, Chicago Title Corporation (Financial Services).

Directorships: First Industrial Realty Trust, Inc.; Wm. Wrigley Jr. Company.

JOHN F. RIORDAN; Age 71

Director since 2001

Business experience: Retired since December 31, 2005; formerly President and Chief Executive Officer, 2000-2005, Gas Technology Institute (Not-For-Profit Research and Education); Vice Chairman, 1998-1999, KN Energy, Inc. (Integrated Natural Gas); President and Chief Executive Officer, 1988-1998, Midcon Corp. (Natural Gas Pipeline).

Directorship: National Fuel Gas Company.

RUSS M. STROBEL; Age 54

Director since 2004

Business experience: Chairman of the Board since November 2005, Chief Executive Officer since March 2005, President since 2002, Executive Vice President, General Counsel and Secretary, January 2002 - October 2002, Senior Vice President, General Counsel and Secretary, December 2000 - January 2002, Nicor, as well as Chairman since November 2005, Chief Executive Officer since 2003, President since 2002, Executive Vice President, General Counsel and Secretary, January 2002 - October 2002, Senior Vice President, General Counsel and Secretary, December 2000 - January 2002, Nicor Gas Company.

The Board of Directors unanimously recommends that you vote FOR all the nominees listed above.

DIRECTOR INDEPENDENCE

     The Board of Directors has adopted standards for Director independence (Appendix A to this proxy statement) for determining whether a Director is independent from management. These standards are based upon the listing standards of the New York Stock Exchange and applicable laws and regulations. The Board of Directors has affirmatively determined, based on these standards, that the following Directors, all of whom are standing for election to the Board, are independent: Messrs. Robert M. Beavers, Jr., Bruce P. Bickner, John H. Birdsall, III, Thomas A. Donahoe, Raymond A. Jean, Dennis J. Keller, R. Eden Martin, John Rau and John F. Riordan, Ms. Brenda J. Gaines and Ms. Georgia R. Nelson. The Board of Directors has also affirmatively determined that its new Director nominee, Mr. Norman R. Bobins, is independent. Mr. Martin is a trustee of the United Way of Greater Chicagoland, a not-for-profit organization. Nicor made approximately $405,000 in contributions to United Way in 2006. The Board considered this information in making its affirmative determination that Mr. Martin is independent. Mr. Bobins is a senior executive vice president of ABN AMRO Bank N.V. (“ABN AMRO”). ABN AMRO is a lender and agent under two credit agreements with Nicor and Nicor Gas. ABN AMRO also served as a co-agent in connection with a private placement of Nicor Gas’ bonds during 2006. A subsidiary of ABN AMRO also leases equipment to a Nicor subsidiary. See Transactions with Related Persons for additional information regarding these transactions. The Board considered these transactions in making its affirmative determination that Mr. Bobins is independent. The Board of Directors has also determined that the only Director who is standing for election to the Board and is not independent is Mr. Russ M. Strobel, Chairman, President and Chief Executive Officer of Nicor. Accordingly, 12 of the 13 Director nominees are independent. The Board has also determined that all Board standing committees are composed entirely of independent Directors.

EXECUTIVE SESSIONS

     Nicor’s corporate governance guidelines provide that non-employee Directors will meet at least annually in executive session without management Directors or management present. In addition, the independent Directors will meet at least three times per year in executive session without management Directors, non-independent Directors or management present. These sessions will take place prior to or following regularly scheduled Board meetings.

     The Chairman of the Corporate Governance Committee acts as Lead Director to facilitate communication with the Board and presides over regularly conducted executive sessions where the Chairman of the Board is not present. The Lead Director and each of the other Directors communicate regularly with the Chairman of the Board regarding appropriate agenda topics and other Board-related matters. Security holders may communicate with the Board of Directors by sending correspondence to the Senior Vice President, General Counsel and Secretary, Nicor Inc., P. O. Box 3014, Naperville, Illinois 60566-7014. The Senior Vice President, General Counsel and Secretary will then submit the correspondence to the Board. Interested parties may communicate directly with the Lead Director by sending correspondence to the Chairman of the Corporate Governance Committee, Board of Directors, Nicor Inc., P. O. Box 3014, Naperville, Illinois 60566-7014.

BOARD AND COMMITTEE MEETINGS

     The Nicor Board has an Audit Committee, a Compensation Committee and a Corporate Governance Committee. During 2006, there were 10 meetings of the Board of Directors, eight meetings of the Audit Committee, six meetings of the Compensation Committee and four meetings of the Corporate Governance Committee. All incumbent Directors attended 80% or more of the aggregate number of meetings of the Board and Committees on which they served. Directors are expected to attend Nicor’s Annual Meeting of Stockholders and all were in attendance at the April 20, 2006 meeting.

     The charters, which include the functions and responsibilities, for each of the Audit, Compensation and Corporate Governance Committees, as well as Nicor’s Corporate Governance Guidelines and Code of Ethics can be found under Corporate Governance in the Investor Section on Nicor’s Web site at www.nicor.com. Any of the foregoing documents are available in print to any stockholder upon request. Requests may be made in writing to Nicor’s Senior Vice President, General Counsel and Secretary.

COMMITTEES OF THE BOARD OF DIRECTORS

     The members of the Audit Committee are Messrs. Bickner (Chairman), Donahoe and Martin and Ms. Nelson. The Audit Committee is responsible for, among other things, reviewing the operation of Nicor’s internal accounting and audit processes, and reviewing the independence, qualifications and performance of the independent registered public accounting firm. Additional information regarding the Audit Committee is included in this proxy statement under the caption “Audit Committee Report.”

     The members of the Compensation Committee are Messrs. Beavers, Birdsall, Jean, Keller (Chairman) and Rau. The Committee is responsible for, among other things, reviewing and approving or, where appropriate, making recommendations to the Board of Directors relating to executive salaries and benefits. Additional information regarding the Compensation Committee is included in this proxy statement under the caption “Compensation Committee Report.”

     The members of the Corporate Governance Committee are Messrs. Donahoe, Rau (Chairman) and Riordan and Ms. Gaines. The Corporate Governance Committee has responsibility for, among other things, (i) developing criteria for selecting directors; (ii) identifying individuals qualified to become members of the Board of Directors and recommending director nominees for the next Annual Meeting of Stockholders; and (iii) developing and recommending to the Board corporate governance guidelines applicable to Nicor. The Corporate Governance Committee will consider written recommendations from shareholders of Nicor regarding potential nominees for election as directors. To be considered for inclusion in the slate of nominees proposed by the Board at the next Annual Meeting of Stockholders of Nicor, such recommendations should be received in writing by the Senior Vice President, General Counsel and Secretary of Nicor no later than November 15, 2007. The Board, in approving (and, in case of vacancies, appointing) such candidates, takes into account many factors, including, at a minimum, size and composition of the Board, the ability to make independent analytical inquiries, general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment, understanding of Nicor’s businesses on a technical level, other board service, educational and professional background, the possession of fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility, and the diversity of the Board. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in these various areas. The Corporate Governance Committee will not evaluate nominees proposed by shareholders any differently than other nominees to the Board.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

     Annual compensation for non-employee Directors for 2006 was comprised of the following components: cash compensation, consisting of annual retainer, meeting and committee fees; and a cash award equal to the market value of 1,200 shares of Nicor Common Stock. Each of these components is described in more detail below. The total compensation paid in 2006 to our non-employee Directors is shown in the following table.

			Change in
			Pension
			Value and
	Fees		Nonqualified
	Earned		Deferred
	or Paid in	Stock	Compensation	Total
Name	in Cash ($)	Awards ($)(1)	Earnings ($)(2)	($)
Robert M. Beavers, Jr.	69,000	52,236	2,147	123,383
Bruce P. Bickner	88,000	52,236	2,494	142,730
John H. Birdsall, III	76,500	52,236	64,747	193,483
Thomas A. Donahoe	78,000	52,236	0	130,236
Brenda J. Gaines	48,750	52,236	0	100,986
Raymond A. Jean	67,500	52,236	705	120,441
Dennis J. Keller	71,000	52,236	894	124,130
R. Eden Martin	72,000	52,236	1,933	126,169
Georgia R. Nelson	73,500	52,236	882	126,618
John Rau	79,000	52,236	0	131,236
John F. Riordan	61,500	52,236	0	113,736
____________________

(1)	The amounts shown are equal to the value of 1,200 shares of Nicor Common Stock issued under the Directors Stock Plan, valued at the closing price on September 1, 2006 of $43.53 per share. All 2006 awards issued under the Directors Stock Plan became fully vested on that date.

(2)	Includes interest paid in excess of market rates for the interest equivalent option of the Directors Deferred Compensation Plan (Mr. Bickner, Mr. Jean, Mr. Martin and Ms. Nelson), Capital Accumulation Plan (Mr. Birdsall), as well as the increase in pension value under the Directors Pension Plan (Mr. Beavers and Mr. Keller).

ANNUAL BOARD/COMMITTEE RETAINER AND MEETING FEES

     For service on the Boards of Nicor and Nicor Gas, non-employee Directors receive an annual retainer of $45,000, plus a $1,500 fee for each Board, Committee and stockholders meeting attended. Chairmen of the Compensation and Corporate Governance Committees are paid an additional retainer of $5,000 per year, and the Chairman of the Audit Committee is paid an additional retainer of $10,000 per year. In addition, Mr. Birdsall serves on the Birdsall, Inc. Board and receives a $1,500 fee for each meeting attended.

DIRECTORS STOCK PLAN

     Under the Directors Stock Plan, each non-employee Director receives a cash award on the first business day of the fifth month following their re-election/election to the Board equal to the then market value of 1,200 shares of Nicor Common Stock. Pursuant to an annual election of the Director, such amount may be received half in the form of shares of Nicor Common Stock and the other half in cash. In 2006, each Director elected to receive half of the cash award in the form of shares of Nicor Common Stock, except for Mr. Bickner and Mr. Keller who received all cash. The cash award was calculated based on the closing price of Nicor Common Stock on September 1, 2006 of $43.53 per share.

DEFERRED COMPENSATION PLAN

     Directors may elect to defer the payment of retainers and fees. Such deferred retainers and fees are credited with earnings using an interest equivalent option or a share unit option at the election of the Director. The interest equivalent option accrues interest quarterly at a prime interest rate. In 2006, the average prime interest rate for the interest equivalent option was 7.875%. Under the share unit option, deferred amounts are converted into share units based on the market price of Nicor Common Stock at the deferral date, with amounts equal to dividends and distributions paid on Nicor Common Stock during the interim converted to additional share units based on then-current market prices for Nicor’s Common Stock. At retirement, the number of share units in a Director’s account will be converted to interest equivalent units at the then-current market price of Nicor Common Stock and will continue to earn interest until distributed to the Director. A Director may elect to defer payments from his or her account for up to five years subsequent to retirement and to receive payment of his or her account balance in quarterly installments over periods of up to 10 years. Once each year, a Director may switch all or part of the deferred balance between the interest equivalent option and the share unit option. Non-employee Directors as a group received 10,209 share units for compensation deferred and dividends paid during 2006, with an average price per share of $41.23.

CAPITAL ACCUMULATION PLAN

     Under the terms of the Capital Accumulation Plan, John H. Birdsall, III deferred a portion of his salary during his employment with Nicor in 1984 and 1985. The deferred amounts earn interest at a rate of 21% per annum. At age 65, Mr. Birdsall will begin receiving installment distributions from the Plan. No other Directors participate in the Capital Accumulation Plan.

DIRECTORS PENSION PLAN

     Effective May 3, 1995, the Directors Pension Plan was discontinued for any new non-employee Directors and the accrual of additional benefits ceased. Only those non-employee Directors who were participants prior to May 3, 1995 continue in the Plan – including current Directors Robert M. Beavers, Jr. and Dennis J. Keller. At retirement, the Director will be entitled to annual cash payments of $25,000 over a period of years equal to their participation in the Plan. The discount rate applied in quantifying the present value of the accrued benefit is the same as that rate applied to the Nicor Companies Pension and Retirement Plan.

INSURANCE PLAN

     Non-employee Directors also receive insurance coverage up to a maximum amount of $500,000, payable in the event of accidental death or disability. Coverage under this Plan ceases on the date the Director terminates or retires from the Board of Directors.

NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES

     Stock ownership guidelines have been established for non-employee Directors to align their interests with those of the shareholders and to strengthen their focus on activities that create shareholder value. Each non-employee Director is required to own Nicor shares or share equivalents equal to at least three times the Director’s annual retainer plus fees. Non-employee Directors are asked to comply with these guidelines within five years of becoming a Director.

SECURITY OWNERSHIP OF MANAGEMENT

     Set forth below is the number of shares of Nicor Common Stock beneficially owned by each of Nicor’s Directors and the executive officers named in the Summary Compensation Table and by all Directors, the Director nominee and executive officers as a group as of February 27, 2007, with sole voting and investment power except as otherwise noted, and share units held by Directors under the Directors’ Deferred Compensation Plan and by executive officers under the Stock Deferral Plan. No Director, Director nominee or executive officer beneficially owns more than 1% of the outstanding shares of Common Stock and no Director, Director nominee or executive officer owns any shares of Preferred Stock.

	Shares		Directors’
	Beneficially		Deferral
Name of Beneficial Owner	Owned		Plan Units (1)
Robert M. Beavers, Jr.	14,676		0
George M. Behrens	6,359	(2)(3)	0
Bruce P. Bickner	21,016		0
John H. Birdsall, III	330,641		0
Norman R. Bobins	0		0
Claudia J. Colalillo	24,206	(2)	0
Daniel R. Dodge	38,087	(2)	0
Thomas A. Donahoe	8,501	(3)	16,007
Brenda J. Gaines	605		0
Paul C. Gracey, Jr.	19,164	(2)(3)	0
Richard L. Hawley	52,192	(2)(3)	0
Raymond A. Jean	3,219		748
Dennis J. Keller	4,400		21,810
R. Eden Martin	2,219		751
Georgia R. Nelson	612		0
John Rau	3,300		13,164
John F. Riordan	2,920	(3)	8,694
Russ M. Strobel	199,467	(2)(3)	0

Directors and Executive Officers as a Group (22 persons)	750,712	(2)(3)
Percentage of class	1.7
____________________

1)	Share units held in the Directors’ Deferred Compensation Plan and payable in cash. The value of these share units depends directly on the performance of Nicor Common Stock.

2)	Includes shares or share equivalents held pursuant to employee benefit plans as follows: (a) shares individuals have a right to acquire or will have the right to acquire within 60 days through the exercise of stock options: Ms. Colalillo, 13,200; Mr. Dodge, 30,700; Mr. Gracey, Jr., 12,700; Mr. Hawley, 40,000; Mr. Strobel, 145,000; and all executive officers as a group, 251,300; (b) shares held by the Nicor Savings Investment and Thrift Trust for: Ms. Colalillo, 237; Mr. Dodge, 2,098; Mr. Hawley, 1,792; and all executive officers as a group, 4,127; (c) share unit equivalents credited to their accounts under the Stock Deferral Plan, which enables officers to defer, and convert, up to 50% of their cash awards from the Annual Incentive Compensation Plan or Long Term Incentive Plan into Nicor Common Stock, the receipt of which is deferred: Mr. Behrens, 2,808; Ms. Colalillo, 4,160; Mr. Hawley, 3,572; Mr. Strobel, 28,208; and all executive officers as a group, 41,713; and (d) restricted and deferred restricted shares granted under the 1997 Long-Term Incentive Plan which can be forfeited under certain conditions: Ms. Colalillo, 2,200; Mr. Dodge, 2,070; Mr. Gracey, Jr., 2,290; Mr. Hawley, 4,790; Mr. Strobel, 11,550; and all executive officers as a group, 25,790.

3)	Includes shares held jointly or in common with a spouse, by a spouse or in trust as follows: Mr. Behrens, 3,551; Mr. Donahoe, 8,501; Mr. Hawley, 2,038; Mr. Gracey, Jr., 4,120; Mr. Riordan, 2,920; Mr. Strobel, 14,709; and all Directors and executive officers as a group, 35,839.

TRANSACTIONS WITH RELATED PERSONS

     Mr. Bobins is a senior executive vice president of ABN AMRO and is the president and chief executive officer of ABN AMRO North America and LaSalle Bank Corporation. Since January 1, 2006, Nicor and ABN AMRO are parties to the following transactions. Nicor and Nicor Gas are parties to a five-year credit agreement with a group of lending institutions that provides for an aggregate lending commitment of up to $600 million. Nicor Gas is also a party to 210-day credit agreement with a group of lending institutions that provides for an aggregate lending commitment of up to $400 million. ABN AMRO is one of several participating lenders under both of these credit agreements. Under the five-year agreement, ABN AMRO serves as a documentation agent and its lending commitment is up to $72 million. Under the 210-day agreement, ABN AMRO serves as syndication agent and its lending commitment is up to $48 million. As neither Nicor nor Nicor Gas has borrowed any money under either of the credit agreements, no indebtedness was outstanding under either agreement during 2006 and no interest was paid or payable. During 2006, Nicor paid ABN AMRO $110,000 as arrangement and facility fees under these two credit agreements. In 2006, ABN AMRO also served as a co-agent in connection with the placement of $50 million of first mortgage bonds of Nicor Gas. ABN AMRO was paid a $50,000 co-agent fee in connection with that bond transaction. Birdsall, Inc., a subsidiary of Nicor, is the lessee under equipment lease transactions with LaSalle National Leasing Corp., a subsidiary of ABN AMRO. The leases extend through 2012 and provide for installment lease payments. The total payments under the leases from January 1, 2006 until their termination are approximately $3,870,000.

     The Corporate Governance Committee of Nicor’s Board of Directors has adopted a written procedure to be followed in connection with related person transactions involving Nicor. The above transactions were reviewed, determined to be fair and reasonable to Nicor, and ratified by the Corporate Governance Committee in accordance with those procedures in connection with its determination to recommend Mr. Bobins as a nominee for election to the Board of Directors. Under the procedure, the related person transactions involving executive officers, Directors or Director nominees of Nicor are to be reviewed by the Corporate Governance Committee, which must determine whether to approve or ratify them. In connection with its determination whether to recommend a new candidate for Director nominee, the Corporate Governance Committee is to review any existing or proposed transaction involving that candidate which would qualify as a related person transaction. Under the procedure, a related person transaction is any transaction in which Nicor participates and the amount involved exceeds $120,000 and in which an executive officer, Director or Director nominee had or will have a direct or indirect material interest. In evaluating a related person transaction, the Corporate Governance Committee considers the relationship or interest of the executive officer, Director or Director nominee involved and the material facts of the transaction. In approving or ratifying the transaction, the Corporate Governance Committee must determine that the transaction is fair and reasonable to Nicor.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Ownership and transactions in Nicor stock by executive officers and Directors of the company are required to be reported to the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934. Nicor believes that, except as described below, during 2006 its executive officers and Directors complied with all such filing requirements.

     During 2006 Mr. John Rau, a Director, discovered that a sale of 1,100 shares of Nicor Common Stock had been made from his portfolio on April 24, 2003 by an investment advisor without Mr. Rau’s knowledge or authorization. Mr. Rau filed a report on Form 4 during 2006 relating to this transaction.

     On September 1, 2006, Mr. Raymond Jean, a Director, timely filed a report on Form 4 relating to an acquisition of shares of Nicor Common Stock. It was later discovered that, as a result of an administrative error, the number of shares of Nicor Common Stock acquired by Mr. Jean had been understated by a fraction of a share. The error was corrected in an amended report on Form 4 filed on October 4, 2006.

     On August 3, 2006, Mr. Rocco D’Alessandro, an executive vice president of Nicor Gas, exercised stock options for shares of Nicor Common Stock and, on the same day, sold the shares acquired through exercise of the options. Mr. D’Alessandro timely filed a report on Form 4 that disclosed the exercise of the stock options but not the sale of the shares acquired through the exercise of the options. The error was corrected in an amended report on Form 4 filed on January 22, 2007.

     On August 7, 2006, Mr. Daniel Dodge, a senior vice president of Nicor, exercised stock options for shares of Nicor Common Stock and, on the same day, sold the shares acquired through exercise of the options. Mr. Dodge timely filed a report on Form 4 that disclosed the exercise of the stock options but not the sale of the shares acquired through the exercise of the options. The error was corrected in an amended report on Form 4 filed on January 19, 2007.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information regarding any person or institution that is known to Nicor to be the owner of more than five percent of Nicor’s Common Stock. This information is as of December 31, 2006, which was the date of the most recent publicly available information at the time of preparation of this proxy statement.

	Number of
Name and Address of Beneficial Owner	Common Shares Owned	Percent of Class
Barclays Global Investors, NA (1)	4,948,545	11.0%
45 Fremont Street
San Francisco, CA 94105
____________________

(1)

Barclays Global Investors, NA, filed a Schedule 13G with the U.S. Securities and Exchange Commission on January 23, 2007, reporting the beneficial ownership as of December 31, 2006 for the following: Barclays Global Investors, NA (sole voting power – 1,208,831 shares, sole disposition power – 1,387,520 shares), Barclays Global Fund Advisors (sole voting and disposition power – 3,515,701 shares) and Barclays Global Investors, Ltd. (sole voting and disposition power – 45,324 shares).

COMPENSATION COMMITTEE REPORT

     The Compensation Committee (“Committee”) consists of five members of the Board of Directors. The Committee is composed of outside directors, none of whom has interlocking relationships with Nicor and all of whom meet the independence requirements of the New York Stock Exchange. The Committee operates under a written charter adopted by the Board of Directors, which can be found under Corporate Governance in the Investor Section of Nicor’s Web site at www.nicor.com.

     The Committee has reviewed and discussed the 2006 Compensation Discussion and Analysis (CD&A) with management.

     Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the CD&A be included in Nicor’s Annual Report on Form 10-K and Proxy Statement.

Compensation Committee of the Board of Directors of Nicor Inc.

Dennis J. Keller, Chairman          Robert M. Beavers, Jr.          John H. Birdsall, III          Raymond A. Jean          John Rau

COMPENSATION DISCUSSION AND ANALYSIS

PHILOSOPHY AND OVERVIEW OF COMPENSATION

     Nicor’s compensation philosophy is designed to support its business strategy and is based on the tenets of total rewards. The compensation programs are structured to emphasize financial and operating performance and recognize strategic and operating issues as they specifically relate to Nicor’s business objectives. Executive compensation is designed to assure that we have management capable and motivated to serve shareholder, customer and employee interests.

     The goals of our executive compensation program are to: attract, motivate and retain top talent; provide competitive, market-based plans; align leadership and shareholder interests; link rewards with business performance; and reinforce Nicor’s culture that promotes a successful work environment, helps us achieve business results and supports our shared values. These goals are intended to be achieved through a total rewards approach that includes base salary and incentive compensation and benefits.

     The primary elements of the Company’s 2006 executive officer total rewards program are outlined below.

Element	Purpose	Characteristics
Base salary	Fixed element of pay for an individual’s primary duties and responsibilities	Base salaries are reviewed annually and are set based on competitiveness versus the external market, individual performance, and internal equity

Annual incentive	Paid only upon the achievement of specified annual corporate financial goals	Performance-based cash opportunity; amount earned will vary relative to the targeted level based on actual results achieved

Performance Cash Units (PCUs)	Paid only upon achievement of specific multi-year performance goals to align management and shareholder interests and reward key executives who have the ability to contribute materially to the long term success of the Company	Performance-based long term cash opportunity; amounts earned/realized will vary from the target award based on relative total shareholder return compared to the companies in the Standard & Poor’s (S&P) Utilities Index over a three-year performance cycle

Restricted Stock/ Deferred Restricted Stock	Plan designed to enhance executive stock ownership, align management and shareholder interests and provide an incentive for retention	Value of award grants is dependent upon competitive market pay levels, and award vests at the end of a four-year period

Benefits	Provide for basic life and income security needs	Fixed component; retirement contributions tied to base salary only

Supplemental Retirement Plans	Multiple program alternatives provide benefits according to the retirement plans’ description, including where amounts are limited by Internal Revenue Service (IRS) limits	Fixed component; retirement contributions tied to either base salary only or base salary plus annual incentive, depending on the plan

     A majority of the chief executive officer’s, chief financial officer’s and the three most highly compensated officers’ of Nicor (the “NEOs”) pay is at risk, tied to performance-based annual incentive and long term incentive awards. Executives’ annual incentive opportunity is tied to specific measurable financial criteria. To deliver long-term incentive awards, Nicor has determined that the use of Total Shareholder Return (TSR)-based performance units (“Performance Cash Units” or “PCUs”), restricted stock and deferred restricted stock supports important key compensation philosophy elements related to encouraging executive share ownership, aligning management and shareholders, and minimizing shareholder dilution.

     Executives participate in health, welfare and qualified retirement programs available to all employees. Nicor also provides executives with the option to participate in and accrue benefits under various non-qualified retirement plans, which are designed to include benefits in excess of the limits applicable under Nicor’s tax qualified retirement plans. Nicor executive officers are eligible to participate in deferred compensation arrangements, the Salary Deferral Plan and the Stock Deferral Plan, which allow them to defer salary and bonuses until termination of employment or another specified date.

     Consistent with the philosophy that management be aligned with shareholder interests, Nicor requires that all officers retain company stock and stock equivalents equal, or greater, in value to certain ownership levels. Executives have five years to achieve the required ownership levels. The 2006 stock ownership guidelines are as follows:

Ownership Multiple
Executive	(of base salary)
CEO	3.0 times
CFO, EVPs, and SVPs	1.5 times
Other Senior Officers	1.0 times

     The Compensation Committee of our Board of Directors (the “Committee”) is responsible for setting and approving all compensation paid to Nicor’s executive officers. The Committee has retained an independent consultant to assist it in setting such compensation. Towers Perrin (the “Consultant”) is engaged by and reports directly to the Committee. Specifically, the Consultant’s role is to work with the Committee in coordination with management on all aspects of executive rewards.

     In its deliberations, the Committee also meets with our Chief Executive Officer and other members of senior management, as appropriate, to discuss the application of the competitive benchmarking and incentive program design (pay and performance) relative to the particular structure and needs of Nicor.

     Target total compensation of executive officers of Nicor is determined after reviewing the executive’s performance viewed in conjunction with the executive’s responsibility and experience when compared to the pay of competitive market benchmark pay levels. Prior years’ awards and payout levels are not factored into future years’ pay decisions.

     The Consultant gathers competitive compensation data for peer companies and survey data for energy services and general industry companies of similar size to Nicor in terms of total revenue and other relevant market practices/trends. These general survey data are then considered by the Committee in reviewing the recommendations by management regarding the design of the executive pay program and are used to determine Nicor’s competitive market benchmarks. In addition, when reviewing pay competitiveness for the Chief Executive Officer, Nicor also considers proxy pay data from relevant comparable energy services companies, specifically: AGL Resources, Alliant Energy, DTE Energy, Equitable Resources, Keyspan Energy, National Fuel Gas, New Jersey Resources, NSTAR, ONEOK, Peoples Energy, Questar, Southwest Gas, Western Gas Resources, WGL Holdings, Williams Companies and Wisconsin Energy.

     The Chief Executive Officer’s pay package is set by the Committee during executive session based on the Committee’s assessment of his individual performance and the financial and operating performance of Nicor. The pay package for the NEOs other than the Chief Executive Officer is based on the competitive data as well as the recommendation of the Chief Executive Officer to the Compensation Committee. The Committee considers the Chief Executive Officer’s recommendation based on the executive’s individual responsibility, experience and overall performance.

     In addition, the Committee reviews projections of the estimated accounting (pro forma expense) and tax impact of all material elements of the executive compensation program. Generally, an accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance period) and the Company realizes a tax deduction upon payment to the executive.

     Section 162(m) of the Internal Revenue Code generally provides that publicly held corporations may not deduct in any one taxable year certain compensation in excess of $1 million paid to the NEOs. To the extent that any cash compensation for any NEO, otherwise deductible for a particular tax year, would not be deductible in that year because of the limitations of Section 162(m) of the Internal Revenue Code, the Committee has mandated that such compensation will be deferred until retirement; however, the Committee at its sole discretion may approve payment of nondeductible compensation from time to time if it deems circumstances warrant it.

     The Committee retains the discretion to exercise its judgment in setting pay levels and authorizing award grants and payouts.

2006 COMPENSATION DISCUSSION

     In 2006, for the NEOs, Nicor targeted their annual total compensation (base salary and incentive compensation at target), by element and in the aggregate, in relation to the 50th percentile of the competitive market. In some instances, individual executives’ compensation was above or below the market median considering executive-specific factors such as individual performance and executive responsibility as well as internal pay equity.

     In aggregate, in 2006 approximately 40% of the NEOs’ annual targeted compensation (salary, target bonus, grant date fair value of long-term incentive awards) was intended to be long-term (i.e., payable over time periods longer than one year). The remainder was designed to be paid in base salary, annual bonus and benefits. This emphasis on longer-term compensation ensures a strong continued alignment with Nicor’s key ownership principle and shareholder value creation.

     When setting total compensation, Nicor applies a consistent approach for all executive officers. The Committee also exercises appropriate business judgment in how it applies the standard approaches to the facts and circumstances associated with each executive.

     Actual annual and long-term performance-based incentive awards earned are dependent upon an executive’s achievement of business performance. Awards are paid following the close of the performance period, once actual performance results are known. Except in the case of grants made to newly hired executives as an inducement to employment, all restricted stock, deferred restricted stock and performance cash units are granted only once during the year, at the regularly scheduled March meeting of the Committee.

     Nicor’s financial performance, as measured based on net income, is considered in determining the amount, if any, of awards earned under the annual incentive plan. The Company’s relative total shareholder return is considered in determining the amount, if any, of the PCUs earned under the long term incentive plan. These measures were selected to drive shareholder value. In 2006, the following specific Company performance measures were considered for our performance incentive programs:

Pay Element	Performance Measures	2006 Performance Results
Annual Incentive	Nicor Gas Net Income, Nicor Non-Utility Net Income, Nicor Other Energy Ventures Income Before Taxes	Actual achievement for all three goals exceeded 120% of target

Performance Cash Units (PCUs)	Cumulative total shareholder return over a three-year period measured against the S&P Utilities Index. Range of earning opportunity from 0% to 200% of target, depending on performance	41.7 percentile

BASE SALARY

     Base salaries are reviewed annually and are set within a broad band structure based on individual performance, competitiveness versus the external market, and internal equity. Market reference points for each position are targeted to approximately the 50th percentile of the competitive market.

ANNUAL INCENTIVE

     Short-term incentive opportunities are established as a percentage of an executive’s base salary and are targeted at approximately the 50th percentile of the competitive market with the opportunity to earn more for superior performance or less for below target performance. Actual annual incentive payments each year can range from 0% to 150% of the target opportunity. For 2006, target opportunity for NEOs ranged from 40% to 80% of base salary rate.

     The actual amount payable depends upon attainment of specified corporate performance goals. If actual performance for a given goal equals the targeted goal, then the NEO earns an incentive payout equal to 100% of his target opportunity of base salary. If actual performance results are 120%, or greater, of the targeted performance goal, then the NEO earns a maximum payout of 150% of his target opportunity of base salary. If performance for a given goal is below an established threshold amount, then no amount is payable.

     For 2006, the NEOs had 65% of their annual incentive target based on goals related to the net income of Nicor Gas, Nicor’s primary subsidiary, and 35% related to the net income of the non-utility operations, except for Mr. Dodge who had 30% based on goals related to the net income of Nicor Gas and 70% based on the income of other energy operations. Specific weightings for each officer are based primarily on their roles and responsibilities within Nicor.

     For 2006, the Nicor Gas Net Income goal was $49.4 million, the Non-Utility Net Income goal was $54.5 million and the Nicor Other Energy Ventures Income goal was $20.6 million pre-tax income. Actual achievement of all three goals exceeded 120% of targeted levels which resulted in payments for NEOs ranging from 61% to 122% of actual salary paid in 2006.

LONG-TERM INCENTIVES

     In 2006, Nicor delivered 50% of target long term incentive compensation through time vested restricted stock, or in the case of Mr. Strobel deferred restricted stock, and 50% through performance cash units. This award mix was established based on consideration of the compensation principles, as well as market-based data gathered by the Consultant and cost implications due to the accounting impact of restricted stock grants. The total amount of long-term incentives, based on the grant date expected value, is generally targeted to yield, when combined with total annual cash compensation, total compensation that approximates the 50th percentile of the competitive market.

     The restricted stock and deferred restricted stock vest, based on continued employment at the end of a four-year period, change in control, death or disability. Mr. Strobel received deferred restricted stock, which in addition to being subject to vesting, defers the actual delivery of stock until the first to occur of (i) six months following his termination of employment, (ii) his death or (iii) change in control. Deferred restricted stock was used for Mr. Strobel in order to allow Nicor to deduct the value of the stock actually paid to Mr. Strobel. Otherwise, if Mr. Strobel had instead received restricted stock upon vesting after four years, it was anticipated that the amount payable would have exceeded the limits on deductible non-performance based compensation under Section 162(m) of the Internal Revenue Code discussed above.

     Performance Cash Units awarded in 2006 have a performance period of 2006 through 2008, with each performance unit valued at $1.00. Performance units are earned at the end of the three-year performance period depending on Nicor’s three-year total shareholder return relative to the other companies in the S&P Utilities Index. The potential number of performance units earned can range from 0% to 200% of the number granted. A payout of 100% of the units granted is achieved when Nicor’s performance is at the 60th percentile of the total shareholder return for the companies in the S&P Utilities Index. Zero payout is made if Nicor’s performance is below the 25th percentile and 200% payout is made if Nicor’s performance is in the 90th percentile or higher.

BENEFITS

     The NEOs are eligible to participate in the full range of benefits, and are covered by the same plans (with exceptions noted) on the same terms, as provided to all full-time salaried employees. Nicor targets its overall benefits to be competitive with the median of the competitive market. Included in these benefits are the annual pension accruals under the qualified pension plan for executives hired prior to January 1, 1998, and contributions to the qualified savings plan.

     In addition, the NEOs and other executive officers of Nicor receive benefits under certain non-qualified retirement plans (i.e., the Supplemental Savings Investment Plan, Supplemental Senior Officer Retirement Plan, Supplemental Retirement Plan and Security Payment Plan) which are designed to provide benefits in excess of the limits applicable under Nicor’s qualified plans set by the Internal Revenue Code, or in the case of the Security Payment Plan to provide income continuation benefits to the surviving spouse or a disabled officer. These additional non-qualified retirement plans provide a more equitable level of income replacement upon retirement to Nicor executives than they would receive if they just participated in Nicor’s tax qualified plans. For a fuller explanation of these plans see the narratives following the Pension Benefits Table, the Non-Qualified Deferred Compensation Table and the Other Potential Post-Employment Payments narrative.

     Certain key executives including the NEOs may elect to defer the payment of a portion of their salary or incentive compensation into the Salary Deferral Plan and/or the Stock Deferral Plan until after termination of employment. This allows such executives an additional means of saving for retirement or other termination of employment. For a fuller description of these plans see the narrative following the Non-Qualified Deferred Compensation Table.

     Other non-cash compensation is provided to Nicor executives through perquisites (yearly car allowance, flexible spending account for executives), which are nominal in value. Executives receive a yearly car allowance of $7,700. Under the Flexible Spending Account for Executives, instead of providing a variety of fringe benefits and perquisites, Nicor provides each executive an annual payment of 0.5% of their base salary, which is included in their income, to be used to pay for medical, dental, hearing, vision, financial and estate planning, tax advice, purchase of additional life insurance, athletic or health club memberships and/or exercise equipment.

CHANGE-IN-CONTROL BENEFITS

     Nicor does not have employment or severance arrangements or agreements with any of the executives. Accordingly, in order to provide the executives some protection in the event of a change in control, Nicor has entered into change-in-control agreements with all of the NEOs which specify payments in the event the executive’s employment is terminated without cause or by the executive due to a constructive termination in conjunction with a change-in-control event.

     The Board of Directors has entered into change-in-control agreements with each of the NEOs. These agreements generally provide for continued employment for two years following a change in control in their then-current positions at no less than their then-current compensation and benefits, and for the following upon termination of the executive’s employment by the executive for “good reason” or by Nicor without “cause” (as defined in the change-in-control agreement) during that period: (1) payment of an amount equal to three times the sum of the executive’s annual base salary and the greater of the average bonus for the last two years or the current year target bonus; (2) full vesting plus credit for an additional three years of contributions under the Supplemental Senior Officer Retirement Plan; (3) full vesting and an additional three years of company contributions to the Savings Investment Plan; (4) full vesting of all outstanding stock incentive awards, which would continue to be exercisable for their full term or until the executive’s earlier death; (5) at least a three-year continuation of welfare benefits; and (6) outplacement and legal fees and other expenses. In addition, if any payments to the executive are subject to the excise tax on “parachute payments,” Nicor will make an additional payment to the executive so that the executive will receive net benefits as if no excise tax were payable. The agreements are automatically extended for an additional year on each December 31 unless either party gives notice to the contrary by the preceding June 30. The agreements are also extended automatically for two years following any change in control while they are in effect.

     The Nicor Board of Directors (“Board”) has determined that it is in the best interests of Nicor and its shareholders to assure that Nicor will have the continued services of the NEO, despite the possibility or occurrence of a Change in Control of Nicor. The Board believes it is imperative to reduce the distraction of the NEO that would result from the personal uncertainties caused by a pending or threatened Change in Control, to encourage the NEO’s full attention and dedication to Nicor, and to provide the NEO with compensation and benefits arrangements upon a Change in Control which are competitive with those of similarly-situated corporations. These agreements are intended to accomplish these objectives.

SUMMARY COMPENSATION TABLE

     The following table summarizes the total compensation of the Chief Executive Officer, the Chief Financial Officer and the four other highest-compensated executive officers in 2006.

						Change in
						Pension Value
					Non-Equity	and Nonqualified
			Stock	Option	Incentive Plan	Deferred	All Other
		Salary	Awards	Awards	Compensation	Compensation	Compensation ($) (6)
Name & Principal Position	Year	($) (1)	($) (2)	($) (3)	($) (4)	Earnings ($) (5)		Total ($)
R. M. Strobel	2006	637,885	345,671	116,573	780,000	37,308	137,717	2,055,154
Chairman, President and
Chief Executive
Officer of Nicor and
Nicor Gas

R. L. Hawley	2006	378,942	144,612	49,036	288,750	3,352	75,698	940,390
Executive Vice
President and Chief
Financial Officer of
Nicor and Nicor Gas

P. C. Gracey, Jr.	2006	293,639	69,292	23,615	178,800	632	48,167	614,145
Senior Vice President,
General Counsel and
Secretary of Nicor and
Nicor Gas

D. R. Dodge	2006	266,092	81,869	21,660	161,400	0	54,075	585,096
Senior Vice President
Diversified Ventures
and Corporate Planning
of Nicor and Nicor Gas

C. J. Colalillo	2006	257,154	74,113	20,306	157,200	1,915	52,208	562,896
Senior Vice President
Human Resources and
Corporate
Communications of Nicor and Nicor Gas

G. M. Behrens	2006	121,073	(50,798)	0	0	0	665,599	735,874
Former Vice President and Treasurer of Nicor and Nicor Gas
____________________

(1)	Executives may elect to defer up to 20% of their salary into the Salary Deferral Plan. Any deferred portions of the above amounts are also shown in the Non-qualified Deferred Compensation Table.

(2)

Includes performance cash units, restricted stock and deferred restricted stock described more fully below in the Narrative to the Grants of Plan-Based Awards Table. Value of stock awards was determined under FAS123R based on the assumptions set forth in the footnotes to the financial statements of Nicor’s 2006 Form 10-K which are incorporated herein by reference. Mr. Behrens forfeited outstanding performance cash unit awards upon his resignation in 2006.

(3)

Represents stock option awards granted March 16, 2005, which vested on March 16, 2006 after one year of service. Amounts shown represent the expense realized for the period January 1 through March 15, 2006 under FAS123R based on the assumptions set forth in the footnotes to the financial statements of Nicor’s 2006 Form 10-K, which are incorporated herein by reference. Upon his resignation, Mr. Behrens forfeited outstanding stock options in exchange for a payment which is included under All Other Compensation.

(4)

Represents amounts earned in the company’s annual incentive plan as discussed in the Compensation Discussion & Analysis. Participants may elect to defer receipt of up to 50% of their total incentive award shown above into the Stock Deferral Plan and up to 20% of their total incentive award into the Salary Deferral Plan. Portions of the above amounts were deferred by Mr. Strobel, Mr. Hawley and Ms. Colalillo in the amounts of $546,000, $86,625 and $15,720, respectively, and are also shown in the Non-qualified Deferred Compensation Table. Payments from the annual incentive plan are actually made following the year end, when results of the goals have been verified and approved by the Compensation Committee.

(5)

Represents changes in the defined contribution pension plans and the interest earned in excess of market for deferred compensation plans. The increase in non-qualified pension values for Mr. Strobel was $28,121. Mr. Behrens was paid out his qualified and supplemental pension plan benefits in 2006. Accordingly, the present value of his accrued benefit under both the qualified and supplemental pension plans decreased from October 1, 2005, the company’s measurement date, due to his receiving payment prior to age 60. Balances in the Salary Deferral Plan are credited with an interest rate equal to 130% of Mergent’s Corporate Bond Rate as defined in the plan. The average interest rate credited for 2006 was 7.84%. Interest in excess of market is determined by comparison to the 120% federal long-term monthly rate published by the IRS which for 2006 averaged 5.84%. Amounts shown are the difference, or the interest in excess of market, between these two average rates. Interest earned in excess of market in the Salary Deferral Plan for Mr. Strobel, Mr. Hawley, Mr. Gracey, Jr. and Ms. Colalillo was $9,187, $3,352, $632 and $1,915, respectively.

(6)

This includes all other compensation for 2006 that is not disclosed in the prior columns. Amounts shown include company contributions to the Savings Investment Plan for Mr. Strobel, Mr. Hawley, Mr. Gracey, Jr., Mr. Dodge and Ms. Colalillo, of $14,850, $14,850, $14,850, $14,850 and $14,850, respectively. Also included are company contributions to the Supplementary Savings Investment Plan for Mr. Strobel, Mr. Hawley, Mr. Gracey, Jr., Mr. Dodge and Ms. Colalillo of $23,901, $8,171, $4,971, $3,111 and $1,987, respectively; company contributions to the Supplemental Senior Officer Retirement Plan for Mr. Strobel, Mr. Hawley, Mr. Gracey, Jr., Mr. Dodge and Ms. Colalillo of $85,073, $40,062, $28,346, $25,650 and $24,861, respectively; all of which are included in the Non-qualified Deferred Compensation Table. Amounts shown for Mr. Behrens represent separation benefits, continued medical benefits, payment for the cancellation of stock options and company contributions to the Savings Investment Plan. Amounts shown also include perquisites and personal benefits for Mr. Strobel, Mr. Hawley, Mr. Dodge and Ms. Colalillo of $7,700 car allowance each and $3,000, $1,800, $1,285 and $1,210, respectively, for flexible spending, intended to be used for legal or financial advice or for unpaid medical expenses. Also included for Mr. Strobel, Mr. Hawley, Mr. Dodge and Ms. Colalillo are $3,192, $3,116, $1,479 and $1,599, respectively, for spouse travel, meals, entertainment and executive physicals, none of which are more than 10% of the total perquisites and benefits. Executive officers also receive a greater long-term disability benefit than other employees of the company. However, there is no incremental cost to the company for such greater benefit.

GRANTS OF PLAN-BASED AWARDS

     The following table shows performance units, restricted stock and deferred restricted stock granted to the Chief Executive Officer, the Chief Financial Officer and the four other highest-compensated executive officers in 2006:

								All Other
								Stock
								Awards;	Grant Date
		Estimated Possible Payouts Under			Estimated Future Payouts Under			Number of	Fair Value
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Shares of	of Stock
								Stock or	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (#)	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(3)	($) (4)
R. M. Strobel	3/16/06				121,875	487,500	975,000	11,550	480,711
	N/A	260,000	520,000	780,000
R. L. Hawley	3/16/06				50,525	202,100	404,200	4,790	199,360
	N/A	96,250	192,500	288,750
P. C. Gracey, Jr.	3/16/06				24,225	96,900	193,800	2,290	95,310
.	N/A	59,600	119,200	178,800
D. R. Dodge	3/16/06				21,850	87,400	174,800	2,070	86,153
	N/A	53,800	107,600	161,400
C. J. Colalillo	3/16/06				21,300	85,200	170,400	2,020	84,072
	N/A	52,400	104,800	157,200
G. M. Behrens	3/16/06				0	0	0	0	0
	N/A	0	0	0
____________________

(1)

Amounts shown represent possible payment levels under the 2006 annual incentive plan. Threshold payout is 50% and maximum payout is 150% of target. Mr. Behrens was not eligible for any payout due to resigning prior to the end of the performance period.

(2)

Mr. Behren’s performance units were forfeited upon his resignation and he is not eligible for any future payout. For a full description of the Performance Cash Units and the vesting and award criteria, see the narrative following this table and the Compensation Discussion and Analysis.

(3)

Mr. Strobel was awarded deferred restricted stock while the other executives were awarded restricted stock. The restricted stock and deferred restricted stock will vest on March 16, 2010, four years after the date of the grant. Mr. Behren’s restricted stock award of 1,500 shares was forfeited upon his resignation. For a full description of vesting and dividends, see the narrative following this table and the Compensation Discussion and Analysis.

(4)	Grant date fair value is the number of restricted stock shares awarded times the closing price of $41.62 for Nicor Common Stock on the date of grant.

Narrative to the Grants of Plan-Based Awards Table

     Restricted stock and deferred restricted stock have a four-year restriction period. The shares vest at the end of the restriction period if the officer is continuously employed during that period. During the restriction period, the participant holding the restricted stock shall have all the rights of a common shareholder, including the right to vote the shares and receive dividends paid on such shares. The holder of deferred restricted stock shall have the right of receiving dividends, equivalent to the amount of dividends that would be paid on a share of Nicor Common Stock, but shall not be able to vote the shares. In the case of death or disability restricted stock held more than one year from the date of grant will vest immediately. In the case of death, disability or retirement, deferred restricted stock held more than one year after date of grant will vest immediately. In all other cases, unvested restricted stock and deferred restricted stock will be forfeited.

     Performance Cash Unit Awards generally are payable on December 31, 2008; provided the executive is employed by Nicor on such date. However, in the case of death, disability or retirement, performance units held more than one year from the date of grant, will be eligible for payout at the end of the performance period based on the normal per-unit performance/payout guidelines. In all other cases, performance units held less than three years are immediately forfeited.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

     The following table shows performance units, stock options, restricted stock and deferred restricted stock awards that remain outstanding at December 31, 2006 for the Chief Executive Officer, the Chief Financial Officer, and the four other highest-compensated executive officers:

	Option Awards				Stock Awards
							Equity
							Incentive	Equity Incentive
						Market	Plan Awards:	Plan Awards:
	Number of	Number of			Number	Value of	Number of	Market or
	Securities	Securities			of Shares	Shares or	Unearned	Payout Value
	Underlying	Underlying			or Units of	Units of	Shares, Units	of Unearned
	Unexercised	Unexercised			Stock That	Stock That	or Other	Shares, Units
	Options (#)	Options (#)	Option	Option	Have Not	Have Not	Rights That	or Other Rights
	Exercisable	Unexercisable	Exercise	Expiration	Vested (#)	Vested ($)	Have Not	That Have Not
Name	(1)	(1)	Price ($)	Date	(2)	(3)	Vested (#) (4)	Vested ($) (5)
R. M. Strobel	10,000		39.375	12/20/10	11,550	540,540	337,500	337,500
	12,900		36.82	03/14/11			365,625	365,625
	18,400		45.05	03/21/12
	52,100		26.97	03/20/13
		51,600	36.34	03/18/14
		77,500	37.23	03/17/15
R. L. Hawley	10,000		34.10	12/08/13	4,790	224,172	141,750	141,750
		30,000	36.34	03/18/14			151,575	151,575
		32,600	37.23	03/17/15
P. C. Gracey, Jr.	0	12,700	36.34	03/18/14	2,290	107,172	68,250	68,250
		15,700	37.23	03/17/15			72,675	72,675
D. R. Dodge	4,000		40.6875	04/21/08	1,666	77,969	63,000	63,000
	4,500		38.0625	03/09/09	2,070	96,876	65,550	65,550
	7,900		45.05	03/21/12
		14,300	36.34	03/18/14
		14,400	37.23	03/17/15
C. J. Colalillo	0	13,200	36.34	03/18/14	1,333	62,384	59,250	59,250
		13,500	37.23	03/17/15	2,020	94,536	63,900	63,900
G. M. Behrens	0	0			0	0	0	0
____________________

(1)

All options shown are vested, but remain unexercisable for three years from grant date. All options expire 10 years after grant. Options shown for Mr. Strobel, Mr. Hawley, Mr. Gracey, Jr., Mr. Dodge and Ms. Colalillo of 51,600, 30,000, 12,700, 14,300 and 13,200, respectively, will be exercisable on March 18, 2007. Options shown for Mr. Strobel, Mr. Hawley, Mr. Gracey, Jr., Mr. Dodge and Ms. Colalillo of 77,500, 32,600, 15,700, 14,400 and 13,500, respectively, will be exercisable on March 17, 2008.

(2)

Shares shown represent restricted stock or deferred restricted stock. Stock shown for Mr. Strobel, Mr. Hawley, Mr. Gracey, Jr., Mr. Dodge and Ms. Colalillo of 11,550, 4,790, 2,290, 2,070 and 2,020, respectively, will vest on March 16, 2010. Stock shown for Mr. Dodge and Ms. Colalillo of 1,666 and 1,333, respectively, vest on January 17, 2007. All stock shares held more than one year vest in full upon termination due to death, disability or a change in control.

(3)	Value is based on $46.80 per share, the closing price of Nicor’s Common Stock at December 31, 2006.

(4)

All amounts shown represent performance units, whose payout is determined by a performance multiplier which ranges from 25% to 200% based on Nicor’s total shareholder return (TSR) over a three-year performance period as compared to the performance of the other companies in the S&P Utilities Index. No payout is made if threshold is not met. Units shown for Mr. Strobel, Mr. Hawley, Mr. Gracey, Jr., Mr. Dodge and Ms. Colalillo of 337,500, 141,750, 68,250, 63,000 and 59,250, respectively, have a performance period of January 1, 2005 to December 31, 2007, at which time they will vest, and are presented based on achieving 75% of target on the performance goal. This is the next higher performance level than that achieved for the performance goal for these units in 2006. Units shown for Mr. Strobel, Mr. Hawley, Mr. Gracey, Jr., Mr. Dodge and Ms. Colalillo of 365,625, 151,575, 72,675, 65,550 and 63,900, respectively, have a performance period of January 1, 2006 to December 31, 2008, at which time they will vest, and are presented based on achieving 75% of target on the performance goal. This is the next higher performance level than that achieved for the performance goal for these units in 2006.

(5)	Performance units are valued at $1.00 each.

OPTION EXERCISES AND STOCK VESTED

     The following table shows the stock options exercised and the performance units and restricted stock awards that vested during 2006 for the Chief Executive Officer, the Chief Financial Officer, and the four other highest-compensated executive officers:

	Option Awards		Stock Awards
	Number of		Number of Shares
	Shares Acquired	Value Realized	Acquired on Vesting	Value Realized
Name	on Exercise (#)	on Exercise ($)(1)	(#)(2)	on Vesting ($)(2)
R. M. Strobel	0	0	158,806	158,806
R. L. Hawley	0	0	92,140	92,140
P. C. Gracey, Jr.	14,900	306,940	39,024	39,024
D. R. Dodge	33,600	406,993	43,902	43,902
			1,667	69,397
C. J. Colalillo	41,800	582,576	40,650	40,650
			1,333	55,493
G. M. Behrens	31,700	205,574	0	0
____________________

(1)	The value realized upon exercise of options does not include the value of any related payments by the NEO whether in payment of the exercise price or related taxes.

(2)

Performance Units having a performance period of January 1, 2004 to December 31, 2006 have vested and will be paid out in 2007, for Mr. Strobel, Mr. Hawley, Mr. Gracey, Jr., Mr. Dodge and Ms. Colalillo of 158,806, 92,140, 39,024, 43,902 and 40,650, respectively. Each unit has a value of $1.00 and is paid out in cash. Restricted stock shares for Mr. Dodge and Ms. Colalillo of 1,667 and 1,333, respectively, vested on January 17, 2006. The value realized upon vesting of this restricted stock is calculated based on the closing price of $41.63 for Nicor Common Stock on January 17, 2006.

PENSION BENEFITS

     The following table shows the actuarial present value of the accumulated vested benefit under the defined benefit plans as of October 1, 2006, the measurement date used in Nicor’s financial statements, for the Chief Executive Officer, the Chief Financial Officer, and the four other highest-compensated executive officers:

		Number of	Present Value	Payments
		Years Credited	of Accumulated	During 2006
Name	Plan Name	Service (#)	Benefit ($)	($)
R. M. Strobel	Nicor Gas Supplementary Retirement Plan	6	411,231
R. L. Hawley	N/A
P. C. Gracey, Jr.	N/A
D. R. Dodge	N/A
C. J. Colalillo	N/A
G. M. Behrens	Nicor Companies Pension & Retirement Plan	9.8		181,605
	Nicor Gas Supplementary Retirement Plan			12,846

     Executive officers of Nicor and Nicor Gas hired prior to December 31, 1997 are covered by the Nicor Companies Pension and Retirement Plan, which is an actuarially-based, defined benefit plan with benefits determined by “Base Compensation” (highest annual average of base salary for any consecutive 60-month period) and years of service.

The base salary for this purpose is the amount shown under “Salary” in the Summary Compensation Table. Under the Retirement Plan, an employee may elect to receive a lump sum benefit at retirement in lieu of semi-monthly payments. The lump sum payment is based on the actuarial present value of the future retirement payments utilizing the average yield of the 30-year Treasury Securities in effect two months prior to the beginning of the quarter during which retirement occurs. The benefits are not subject to any reduction for social security payments or any other offset amounts. Normal retirement is age 65, but participants may retire as early as age 55 with 10 years of service and receive a reduced benefit of 5% for each year they are under age 60 up to a maximum 25% benefit reduction. Benefits payable under the retirement plan in excess of the limitations under the Internal Revenue Code will be paid under the terms of the Nicor Gas Supplementary Retirement Plan for executives hired on or before December 31, 1997. Also, under the Nicor Gas Supplementary Retirement Plan, Nicor has agreed to pay Mr. Strobel an additional annual retirement benefit for life of $50,000 or its actuarial equivalent. The default payment is a lump sum although he may elect an annuity. For the valuation method and all material assumptions applied in quantifying the present value of the current accrued benefit shown above, see the Postretirement Benefits footnote to the financial statements in Nicor’s 2006 Form 10-K.

NON-QUALIFIED DEFERRED COMPENSATION

     The following table shows the aggregated deferred compensation activity in the Salary Deferral Plan, the Stock Deferral Plan, the Supplementary Savings Investment Plan and the Supplemental Senior Officer Retirement Plan for the Chief Executive Officer, the Chief Financial Officer, and the four other highest-compensated executive officers during 2006:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
Name	in 2006 ($) (1)	in 2006 ($) (2)	2006 ($) (3)	Distributions ($)	12/31/06 ($) (4)
R. M. Strobel	689,191	108,975	201,043	0	2,398,088
R. L. Hawley	147,554	48,232	39,216	0	562,500
P. C. Gracey, Jr.	0	33,317	5,765	0	142,844
D. R. Dodge	0	28,761	14,361	0	152,792
C. J. Colalillo	33,597	26,848	46,285	0	425,979
G. M. Behrens	0	0	44,670	67,315	187,854
____________________

(1)

Included in the executive contributions shown are compensation reported in the Summary Compensation Table in the current year as salary for Mr. Strobel, Mr. Hawley and Ms. Colalillo of $63,788, $37,894 and $7,715, respectively; and reported as non-equity incentive plan compensation for Mr. Strobel, Mr. Hawley and Ms. Colalillo of $546,000, $86,625 and $15,720, respectively; and reported as stock award compensation for Mr. Strobel, Mr. Hawley and Ms. Colalillo of $1,637, $475 and $210, respectively. The non-equity incentive plan and stock award compensation will not be credited to deferred plan accounts until 2007.

(2)

Amounts shown include contributions earned and vested in 2006 and which are included in the Summary Compensation Table, but which will not be credited to plan accounts until 2007 in the Supplemental Savings Investment Plan and the Supplemental Senior Officer Retirement Plan for Mr. Strobel, Mr. Hawley, Mr. Gracey, Jr., Mr. Dodge and Ms. Colalillo of $90,385, $41,877, $29,451, $26,341 and $25,303, respectively.

(3)

Included in the aggregate earnings shown is compensation reported in the Summary Compensation Table in the current year as above market earnings for Mr. Strobel, Mr. Hawley, Mr. Gracey, Jr. and Ms. Colalillo of $9,187, $3,352, $632 and $1,915, respectively.

(4)

Included in the aggregate balances shown is compensation reported previously in Summary Compensation Tables in previous years for Mr. Strobel, Mr. Hawley, Mr. Gracey, Jr., Mr. Dodge and Mr. Behrens of $1,285,794, $315,141, $98,198, $93,005 and $48,547, respectively. Amounts shown include portions not vested as of December 31, 2006 for Mr. Strobel, Mr. Hawley, Mr. Gracey, Jr. and Ms. Colalillo in the amounts of $7,754, $4,668, $2,180 and $1,359, respectively.

     The Salary Deferral Plan allows executives and managers of Nicor and Nicor Gas to defer up to 10% of their salary and/or up to 20% of their annual incentive plan payout and earn an interest rate equal to 130% of Mergent’s Corporate Bond Rate as defined in the plan. The average interest rate earned in 2006 was 7.84%. Plan balances are distributed after retirement or termination in installments or a lump sum as elected by the participant. Withdrawals during employment are only allowed in extreme hardship cases.

     The Stock Deferral Plan allows executives to defer up to 50% of their annual incentive payout and/or up to 50% of their long-term plan performance units payout. Deferrals are converted to Nicor stock equivalents. As defined in the plan, balances earn dividends equivalent to the dividends paid on Nicor’s Common Stock. Dividends paid on a share of Nicor’s Common Stock in 2006 were $1.86. At the election of the participant, dividends may be paid in cash or may be reinvested in the plan and converted into more stock equivalents. Participants may elect to have their deferrals, and dividends reinvested, distributed to them in a lump sum as early as three years after deferral, or after retirement in a lump sum or up to 15 annual installments.

     The Supplementary Savings Investment Plan is credited with amounts the executive would have received under the company’s 401(k) plan except for the fact that the IRS Code puts annual limits on employee and company contributions in the 401(k) plan. When the participant reaches the IRS annual limit in the 401(k) plan, then the amounts for company contributions above the IRS annual limit are credited to the Supplementary Savings Plan to assure the participants receive benefits comparable to what they would have received if the IRS did not place limits in the 401(k) plan. At the election of the participant, when they reach the 401(k) plan limits and are no longer able to defer salary into the 401(k) plan, they may switch and continue to defer into the Supplementary Savings Plan. As defined in the plan, balances earn an interest rate equivalent to the Stable Value Fund rate in the 401(k) plan. Participants may elect distribution in a lump sum or installments to start at retirement or by age 70 ½.

     The Supplemental Senior Officer Retirement Plan is an executive defined contribution plan covering executive officers hired after December 31, 1997, under which they receive an annual credit of 6% of base salary and annual incentive. They are vested after three years, upon attaining age 60, or in the event of a change in control. Mr. Strobel, Mr. Hawley, Mr. Gracey, Jr., Mr. Dodge and Ms. Colalillo are vested. They may elect to receive their benefit in either a lump sum or from 10 to 15 annual installments after retirement. No withdrawals are allowed during employment. As defined in the plan, they may elect to have amounts credited to their accounts accrue a return equivalent to the results of one or more of 10 specified Vanguard funds which are also available under the company’s 401(k) plan. They may change their investment vehicles up to four times a month. While the accounts will remain an unfunded obligation of Nicor, Nicor has created a trust for its own benefit that will hold investments reflecting these obligations.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

     The compensation payable to each named executive officer of Nicor upon voluntary termination, retirement, termination following a change of control and in the event of disability or death of the executive is discussed below. The tables reflect incremental compensation to each of the named executive officers of Nicor in the event of termination of such executive’s employment. The amounts shown assume that such termination was effective as of December 31, 2006, and represent estimates of the amounts, in excess of that earned and vested, which would be paid out to the executives upon their termination. Amounts earned and vested are shown in tables previous to this section (see the Non-qualified Deferred Compensation Table, the Pensions Benefits Table and the Stock Awards columns in the Outstanding Equity Awards At Fiscal Year-End Table). The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Payments made upon termination:

     Regardless of the manner in which a named executive officer’s employment terminates (including after a change in control or for cause), he/she is entitled to receive amounts earned during his term of employment consistent with other non-executive employees such as unused accrued vacation pay and accrued base salary; vested deferred compensation; amounts accrued and vested through Nicor’s retirement plans, and outstanding vested stock options (except if the termination is for cause and then outstanding vested stock options are immediately cancelled).

Payments made upon retirement:

     In the event of the retirement of a named executive officer (including after a change in control), in addition to the items named above:

  All stock options held more than one year become immediately exercisable and remain exercisable for their full term. Unvested stock options are cancelled.

  He/She will be eligible for payout from outstanding Performance Units held more than one year on the same basis as other participants. Performance Units held less than one year from grant to retirement date will be cancelled.

  All unvested deferred restricted stock held more than one year will vest and be eligible for immediate payout. Unvested restricted stock held more than one year will accelerate vesting only upon Compensation Committee discretion. Deferred restricted stock and restricted stock held less than one year is cancelled.

  He/She will continue to receive health and welfare benefits, including for his dependents if applicable, on the same basis as other retirees with similar lengths of service.

  He/She will receive retiree life insurance coverage on the same basis as other retirees.

  He/She will be eligible to receive a payout from the Annual Incentive Plan (discussed in the Compensation Discussion and Analysis), prorated as to retirement date, depending on the achievement of the plan’s measures.

Payments made upon Death and Disability:

     In the event of the death or disability of a named executive officer, in addition to the benefits listed above, the named executive officer will receive benefits under Nicor’s disability plan or payments under Nicor’s life insurance plan, as appropriate. In addition, unvested restricted stock held more than one year will vest upon death or disability.

     In addition to the above, Mr. Dodge and Ms. Colalillo participate in the Security Payment Plan. This plan provides an annuity in case of disability or death during employment. The benefit is based on the Nicor Companies Pension and Retirement Plan formula except age and service are calculated to age 65 and offset by any benefits received through any other company plan (including the company’s short- and long-term disability plans and the retirement plan) and workman’s compensation. In the case of disability, the benefit from this plan would be totally offset by the company’s short- and long-term disability plans until age 66, when the long-term disability plan benefit ends. Starting at age 66, Mr. Dodge and Ms. Colalillo would then be eligible to receive annual payments for life of $93,122 and $70,743, respectively. In the case of death, the annual annuity value of this benefit, payable for life to the spouses of Mr. Dodge and Ms. Colalillo would be $93,122 (with a 50% reduction when he would have turned 55) and $35,372, respectively.

Payments made upon a termination following a Change in Control:

     All named executives are covered by a standard Change-in-Control Agreement (CICA) that defines compensation in the event of termination related to a change in control (as defined in the CICA). The CICAs generally provide that, if within two years following a change in control the executive officer’s employment is terminated without cause or by the executive due to a constructive termination, Nicor will make a cash payment to the executive officer equal to his/her accrued base salary and any accrued paid time off through the termination date not previously paid; a pro-rated annual incentive, at target, for the performance period in which termination date occurs; three times the sum of current base salary and the greater of 1) target annual incentive for the current performance cycle or 2) the average of the actual annual incentives paid to the executive for the prior two years. The officer will also receive full vesting plus credit for an additional three years of contributions under the Supplemental Senior Officer Retirement Plan based on severance pay; full vesting and an additional three years of company contributions to the Savings Investment Plan based on severance pay; all amounts previously deferred by or accrued to the benefit of the executive under any non-qualified deferred compensation plan sponsored by Nicor; outplacement assistance and a gross-up on excise taxes so that the executive will receive net benefits as if no excise tax were payable. Unvested stock options granted under the Long Term Incentive Plan vest and all outstanding stock options continue to be exercisable for the remaining term of the option. All forfeiture conditions applicable to previously granted, but unvested, restricted and deferred restricted stock awards lapse. All performance units become fully vested and are paid out at a pro-rated target award value for the portion of the performance period completed. A continuation of the executives’ and the executives families’ welfare benefits for the earlier of three years or when the executive secures coverage under an alternative plan is provided.

     If a named executive officer is permanently disabled or dies during the two-year change-in-control period, the CICA generally provides for payments of the accrued base salary and any accrued paid time off through the termination date not previously paid; a pro-rated annual incentive, at target, for the performance period in which termination date occurs; and all amounts previously deferred by or accrued to the benefit of the executive under any non-qualified deferred compensation plan sponsored by Nicor. Vested stock options granted under the Long Term Incentive Plan continue to be exercisable for the remaining term of the option. All stock options held more than one year become immediately exercisable and remain exercisable for the remaining term of the option. All forfeiture conditions applicable to previously granted, but unvested, restricted and deferred restricted stock awards held more than one year lapse. All performance units held more than one year become fully vested and are paid out on the same basis as other participants.

     If a named executive officer voluntarily terminates for other than good reason, retirement, disability or death, he/she receives only the benefits noted above under “Payments made upon termination.”

Potential Payments Upon Termination due to Retirement, Death, Disability or a Change in Control

     The tables below include the estimated incremental benefits of multiple post-employment termination distributions. Because all named executives are fully vested in all retirement programs, no incremental value (other than the final contribution to the defined contribution plan) is recognized related to the termination event.

Mr. R. M. Strobel				Termination
				Without Cause
				following a Change
Benefit	Retirement ($)	Death ($)	Disability ($)	in Control($)
Cash Severance	0	0	0	3,986,025
Cash LTIP Award	0	0	0	461,918
Equity
Restricted Stock	0	0	0	540,540
Unexercisable Options	1,281,411	1,281,411	1,281,411	1,281,411
Subtotal	1,281,411	1,281,411	1,281,411	1,821,951
Retirement Benefits
Defined Contribution Plans	0	0	0	508,218
Other Benefits
Health & Welfare	0	0	0	22,069
Outplacement	0	0	0	35,000
Tax Gross-ups	0	0	0	2,299,503
Subtotal	0	0	0	2,356,572
TOTAL	1,281,411	1,281,411	1,281,411	9,134,684

Mr. R. L. Hawley				Termination
				Without Cause
				following a Change
Benefit	Retirement ($)	Death ($)	Disability ($)	in Control($)
Cash Severance	0	0	0	1,934,535
Cash LTIP Award	0	0	0	193,125
Equity
Restricted Stock	0	0	0	224,172
Unexercisable Options	625,782	625,782	625,782	625,782
Subtotal	625,782	625,782	625,782	849,954
Retirement Benefits
Defined Contribution Plans	0	0	0	246,653
Other Benefits
Health & Welfare	0	0	0	12,981
Outplacement	0	0	0	30,000
Tax Gross-ups	0	0	0	1,046,140
Subtotal	0	0	0	1,089,121
TOTAL	625,782	625,782	625,782	4,313,388

Mr. P. C. Gracey, Jr.				Termination
				Without Cause
				following a Change
Benefit	Retirement ($)	Death ($)	Disability ($)	in Control($)
Cash Severance	0	0	0	1,350,801
Cash LTIP Award	0	0	0	92,850
Equity
Restricted Stock	0	0	0	107,172
Unexercisable Options	283,091	283,091	283,091	283,091
Subtotal	283,091	283,091	283,091	390,263
Retirement Benefits
Defined Contribution Plans	0	0	0	172,227
Other Benefits
Health & Welfare	0	0	0	40,739
Outplacement	0	0	0	30,000
Tax Gross-ups	0	0	0	698,984
Subtotal	0	0	0	769,723
TOTAL	283,091	283,091	283,091	2,775,865

Mr. D. R. Dodge				Termination
				Without Cause
				following a Change
Benefit	Retirement ($)	Death ($) (1)	Disability ($)	in Control($)
Cash Severance	0	0	0	1,196,844
Cash LTIP Award	0	0	0	85,028
Equity
Restricted Stock	0	77,969	77,969	174,845
Unexercisable Options	287,386	287,386	287,386	287,386
Subtotal	287,386	365,355	365,355	462,231
Retirement Benefits
Defined Contribution Plans	0	0	0	152,598
Other Benefits
Health & Welfare	0	0	0	37,218
Outplacement	0	0	0	30,000
Tax Gross-ups	0	0	0	599,655
Subtotal	0	0	0	666,873
TOTAL	287,386	365,355	365,355	2,563,574
____________________

(1)	This does not include the annual annuity payable to Mr. Dodge’s spouse from the Security Payment Plan, as discussed under the “Payments Made Upon Death and Disability” above.

Ms. C. J. Colalillo				Termination
				Without Cause
				following a Change
Benefit	Retirement ($)	Death ($) (1)	Disability ($)	in Control($)
Cash Severance	0	0	0	1,184,807
Cash LTIP Award	0	0	0	80,965
Equity
Restricted Stock	0	62,384	62,384	156,920
Unexercisable Options	267,267	267,267	267,267	267,267
Subtotal	267,267	329,651	329,651	424,187
Retirement Benefits
Defined Contribution Plans	0	0	0	151,063
Other Benefits
Health & Welfare	0	0	0	29,369
Outplacement	0	0	0	30,000
Tax Gross-ups	0	0	0	612,796
Subtotal	0	0	0	672,165
TOTAL	267,267	329,651	329,651	2,513,187
____________________

(1)	This does not include the annual annuity payable to Ms. Colalillo’s spouse from the Security Payment Plan, as discussed under the “Payments Made Upon Death and Disability” above.

AUDIT COMMITTEE REPORT

     The Audit Committee consists of four members of the Board of Directors. Each member of the Committee is independent of Nicor and its management, as defined by the New York Stock Exchange listing standards. The Board of Directors has determined that Mr. Donahoe is an “audit committee financial expert.” The Audit Committee operates under a written charter adopted by the Board of Directors, which can be found under “Corporate Governance” in the investor section of Nicor’s Web site at www.nicor.com.

     The Committee has reviewed and discussed Nicor’s quarterly and December 31, 2006 audited financial statements with management and with Deloitte & Touche LLP, Nicor’s independent registered public accounting firm. The Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and Public Company Accounting Oversight Board Auditing Standard No. 2 , An Audit of Internal Controls Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.

     The Committee has received from Deloitte & Touche LLP the written disclosures required by Independence Standard No. 1, Independence Discussions with Audit Committees, issued by the Independence Standards Board, regarding their independence. The Committee has discussed with Deloitte & Touche LLP their independence and considered whether the provision of non-audit services referred to in this proxy statement under “Independent Registered Public Accounting Firm” is compatible with maintaining their independence.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the December 31, 2006 audited financial statements be included in Nicor’s Annual Report on Form 10-K for 2006.

Audit Committee of the Board of Directors of Nicor Inc.

Bruce P. Bickner, Chairman	Thomas A. Donahoe	R. Eden Martin	Georgia R. Nelson

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

     The Audit Committee has selected the firm of Deloitte & Touche LLP as Nicor’s independent registered public accounting firm for 2007. Deloitte & Touche LLP has served as Nicor’s independent registered public accounting firm since May 2002.

     Representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote FOR proposal 2.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PRINCIPAL ACCOUNTANT FEES AND SERVICES

     The following is a summary of the fees billed to Nicor by Deloitte & Touche LLP for professional services rendered for the years ended December 31, 2006 and 2005:

Fee Category	2006	2005
Audit Fees	$2,352,000	$2,390,000
Audit-Related Fees	360,000	386,000
Tax Fees	55,000	80,000
All Other Fees	12,000	—
Total Fees	$2,779,000	$2,856,000

Audit Fees

     Consists of fees for professional services rendered for the audit of Nicor’s consolidated and Nicor Gas’ financial statements, review of the interim financial statements included in quarterly reports, and services in connection with statutory and regulatory filings.

Audit-Related Fees

     Consists of fees for assurance and related services that are reasonably related to the performance of the audit of Nicor’s consolidated and Nicor Gas’ financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. In 2005, these services also included costs associated with American Job Creation Act (AJCA) consultations.

Tax Fees

     The 2006 and 2005 fees relate to tax return review and preparation assistance. In addition, for 2005 there were fees for work performed related to AJCA consultations.

All Other Fees

     Consists of fees for research tools and accounting training provided to Nicor staff.

Audit Committee Pre-Approval Policies and Procedures

     In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee’s policy is to pre-approve all audit and non-audit services provided by Deloitte & Touche LLP. On an ongoing basis, management of Nicor defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of Deloitte & Touche LLP. On a periodic basis, Nicor’s management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

PROPOSAL 3 – STOCKHOLDER PROPOSAL

     The following proposal was submitted to Nicor by Mr. Emil Rossi (with an address of P.O. Box 249, Boonville, CA 95415, who has appointed as his proxy Mr. John Chevedden and/or his designee, with an address of 2215 Nelson Ave., No. 205, Redondo Beach, California 90278). Mr. Rossi is the beneficial owner of 200 shares of Nicor Common Stock as of October 5, 2006. This proposal is included in this proxy statement in compliance with SEC rules and regulations.

3 – Adopt Simple Majority Vote

RESOLVED: Shareholders recommend adoption of a simple majority stockholder vote requirement applicable to the greatest number of shareholder voting issues possible. This proposal is focused on adoption of the lowest possible majority vote requirements to the fullest extent possible. This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change to the fullest extent possible in accordance with applicable laws and existing governance documents.

Emil Rossi, P.O. Box 249, Boonville, Calif. 95415 sponsors this proposal.

     67% Yes-Vote
This topic also won a 67% yes-vote average at 19 major companies in 2006. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic.

Ronald Sugar, Northrop Grumman chairman recently said, “This action [simple majority vote] demonstrates our commitment to our shareholders and is a reflection of our continued commitment to excellence in corporate governance.”

     End Potential Frustration of the Shareholder Majority
Our current rule allows a small minority to frustrate the will of our shareholder majority. For example, in requiring an 67%-vote to make certain key governance changes at our company, if our vote is 66% yes and only 1% no – only 1% could force their will on our overwhelming 66% majority.

     Progress Begins with One Step
It is important to take one step forward and support this proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

  We had no independent Chairman – Independent oversight concern.

  We had no Lead Director – Independent oversight concern.

  Our directors can be elected with one yes-vote from our 44 million shares under our plurality voting.

  Poison pill: A 2004 shareholder proposal, winning our 60% yes-vote, asked our management to require shareholder approval of poison pills. Our board adopted a policy that our board can override the policy and adopt a pill without shareholder approval. This provision undermines the shareholder approval requirement, and it is not believed that the policy constitutes full implementation of the proposal according to The Corporate Library (TCL) http://www.thecorporatelibrary.com/ a pro-investor research firm.

Additional concerns:

  There are too many active CEOs on our board with 4 – Over-commitment concern.

  Mr. Birdsall had 24 years director tenure and a potentially conflicting link to our company, yet was on our key Compensation Committee – Independence concerns.

  Our newest director, Ms. Brenda Gains, is potentially overcommitted with service on 5 boards – three of which are rated “D” in Board Effectiveness by the Corporate Library.

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes for the simple majority vote.

Adopt Simple Majority Vote
Yes on 3

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 3 FOR THE FOLLOWING REASONS:

     Our shareholder voting rules are fair and appropriate.

  Most matters submitted to our shareholders, including the election of directors, require a majority vote for approval.

  Only a few major changes to our company, such as mergers, similar corporate restructurings and certain amendments to our Articles of Incorporation, require a supermajority vote of our shareholders.

  Each and every one of Nicor’s current supermajority requirements was adopted by Nicor’s shareholders themselves. Mr. Rossi fails to mention this important fact.

  Mr. Rossi also fails to mention that our shareholder voting rules are consistent with Illinois corporate law and policy.

     Our current voting rules protect shareholders’ interests.

  The few supermajority provisions are not intended to, and do not, entrench management or reduce accountability to shareholders.

  They are designed, instead, to protect our shareholders against certain actions by one or a few large shareholders and to preserve and maximize shareholder value for all shareholders. When it comes to changing the fundamental nature of an organization, it is not uncommon to require supermajority voting.

     Mr. Rossi gets important facts wrong and does not explain how our voting rules should be changed.

  Mr. Rossi submits shareholder proposals to many companies each year. While Mr. Rossi’s purpose evidently is to advance his positions on certain general corporate governance principles, his proposal to Nicor shareholders does not show a clear understanding of Nicor’s specific shareholder voting rules or the reasons for them.

  Mr. Rossi asserts that our directors are elected by plurality voting. His statement is incorrect. Nicor has majority voting for its directors pursuant to Illinois law.

  Mr. Rossi also does not bother to describe which matters currently require a supermajority vote here at Nicor and does not inform our shareholders that they themselves previously approved those rules. Instead, Mr. Rossi implies that those requirements were foisted on shareholders by Nicor’s Board. That is wrong. Nicor’s shareholders themselves voted for each and every one of the supermajority requirements that Nicor does have.

     Our Board cannot change voting requirements adopted by our shareholders or provided for under Illinois law.

  Whether a majority or a supermajority shareholder vote is required on a particular matter is dictated either by our Articles of Incorporation or by Illinois corporate law. Our Board simply does not have the authority to change voting rules contained in Nicor’s Articles of Incorporation previously adopted by our shareholders or provided for under Illinois law.

  Instead, a change requires approval by our shareholders who must be given an opportunity to vote on specific amendments to our Articles of Incorporation.

     We have a strong corporate governance record that Mr. Rossi attacks unfairly.

  Mr. Rossi’s unfamiliarity with Nicor and its corporate voting rules extends to his criticism of Nicor’s corporate governance practices.

  Our corporate governance record is, in fact, excellent, as evidenced by our 2007 Corporate Governance Quotient from Institutional Shareholder Services (ISS). ISS rates Nicor’s Corporate Governance Quotient as better than eight out of 10 of the companies in both the Standard & Poor’s 500 and in the Standard & Poor’s Utilities indices.

  Mr. Rossi also accuses Nicor of not having a Lead Director. That is simply false; Nicor does have a Lead Director.

  Mr. Rossi complains that we do not require an independent Chairman, but wholly fails to mention that he himself proposed just such a requirement at last year’s Annual Meeting and our shareholders overwhelmingly voted against his proposal.

  Finally, Mr. Rossi expresses concerns about the independence of our Board. That concern is completely unjustified and indeed inexplicable, as 11 of our 12 directors are independent. There is only one management director, and that is the company CEO. The only way to have a more “independent” Board would be to exclude Nicor’s CEO from the Board, something that is both impractical and unheard of. It should, however, be noted that the Board does routinely meet in executive session without the CEO being present.

Accordingly, the Board of Directors unanimously recommends you vote AGAINST proposal 3, and your proxy will be so voted, if the proposal is presented, unless you specify otherwise.

STOCKHOLDER PROPOSALS

     Stockholder proposals must be received at Nicor’s General Office, attention Senior Vice President, General Counsel and Secretary, P.O. Box 3014, Naperville, Illinois 60566-7014 on or before November 15, 2007, and must otherwise comply with U.S. Securities and Exchange Commission requirements to be eligible for inclusion in the Proxy Statement and the Form of Proxy relating to the 2008 Annual Meeting of Stockholders. In addition, written notice must be received on or before January 24, 2008 and must otherwise comply with Nicor’s By-Laws in order for stockholder proposals or nominations to be presented at the 2008 Annual Meeting.

OTHER MATTERS

     As of the date of this Proxy Statement, Nicor knows of no other matters to be brought before the meeting. If, however, further business is properly presented, the proxy holders will act in accordance with their best judgment.

     By order of the Board of Directors.

PAUL C. GRACEY, JR.
Senior Vice President, General Counsel
and Secretary
March 14, 2007

Appendix A

NICOR INC.

STANDARDS FOR DIRECTOR INDEPENDENCE

     The following standards, established by the New York Stock Exchange, have been adopted by the Board of Directors (the “Board”) to determine whether a Director of the Company is independent:

     No Director qualifies as “independent” unless the Board affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

A Director is not independent if:

  The Director is, or has been within the last five years, an employee of the Company, or an immediate family member is, or has been within the last five years, an executive officer, of the Company.

  A Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years more than $75,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

  (A) The Director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the Director is a current employee of such a firm; (C) the Director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the Director or an immediate family member was within the last five years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

  The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

  The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

  An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

     The Board has established the following additional categorical standards of independence to assist it in making independence determinations:

     Business Relationships. Any payments by the Company for goods or services, or other contractual arrangements to: (i) a business employing, or 10% or more owned by, a Director or an immediate family member; or (ii) an entity for which a Director or an immediate family member serves as a Director or in a similar capacity, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. The following relationships are not considered material relationships that would impair a Director’s independence:

  If a Director (or an immediate family member) is an officer or Director of another company that does business with the Company and the annual sales to, or purchases from the Company during such other company’s preceding fiscal year are less than 2% of the gross annual revenues of such company; and

A-1

  If a Director is a partner, officer or employee of an investment bank or consulting firm, the Director (or an immediate family member) does not personally perform any investment banking or consulting services for the Company, and the annual fees paid to the firm by the Company during such firm’s preceding fiscal year does not exceed $250,000.

     Relationships with Charitable Organizations. A Director’s independence will not be considered impaired solely for the reason that a Director or an immediate family member is a Director, officer or trustee of a university, foundation or other not-for-profit organization that receives from the Company and its direct and indirect subsidiaries during any of the prior three fiscal years, contributions in any single fiscal year not exceeding the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues during such charitable organization’s fiscal year. (Any automatic matching of employee charitable contributions by the Company or its direct or indirect subsidiaries is not included in the Company’s contributions for this purpose.) All contributions by the Company in excess of $100,000 to not-for-profit entities with which a Director is affiliated, will be reported to the Corporate Governance Committee, and may be considered in making independence determinations.

     For purposes of these standards, “Company” shall mean Nicor Inc. and its direct and indirect subsidiaries.

A-2

1844 Ferry Road
Naperville, IL 60563-9600

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Nicor Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the lnternet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Nicor Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	NICOR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
NICOR INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED BELOW.
1.	Election of Directors				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominees(s), mark "For All Except" and write the number(s) of the nominiees(s) on the line below.
	1. R. M. Beavers, Jr. 2. B. P. Bickner 3. J. H. Birdsall, III 4. N. R. Bobins 5. T. A. Donahoe 6. B. J. Gaines 7. R. A. Jean	8. D. J. Keller 9. R. E. Martin 10. G. R. Nelson 11. J. Rau 12. J. F. Riordan 13. R. M. Strobel			☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 2.									For	Against	Abstain

2.	Ratification of appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2007.								☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" PROPOSAL 3.									For	Against	Abstain

3.	Shareholder proposal for a simple majority vote of shareholders.								☐	☐	☐

			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Please vote, date, and sign your name(s) exactly as shown and mail promptly in the enclosed envelope.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)			Date

ADMISSION TICKET

You are cordially invited to attend the annual meeting of shareholders of Nicor Inc. to be held on Thursday, April 26, 2007 at 10:30 a.m. at the Northern Trust Company, 6th Floor Assembly Room, 50 LaSalle Street, Chicago, Illinois.

You should present this admission ticket, and a form of personal identification, in order to gain admittance to the meeting. This ticket admits only the shareholder(s) listed on the reverse side and one guest, and is not transferable. If shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from your broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

Nicor lnc.
1844 Ferry Road
Naperville, IL 60563-9600

Proxy Solicited by the Board of Directors

The undersigned appoints Russ M. Strobel, Robert M. Beavers, Jr., John H. Birdsall, III, or any of them, proxies to vote all shares of stock which the undersigned is entitled to vote at the annual meeting of shareholders of Nicor Inc., to be held April 26, 2007 or at any adjournment thereof, on the matter as set forth in the Proxy Statement and on all matters properly presented at the meeting.

This instruction and proxy card is also solicited by the Board of Directors of Nicor Inc. for persons who participate in (1) the Nicor Companies Savings Investment Plan, (2) the Nicor Gas Thrift Plan, and (3) the Birdsall, Inc. Retirement Savings Plan. By signing this instruction and proxy card, or by voting by phone or Internet, the undersigned hereby instructs Vanguard Fiduciary Trust Company, the trustee of each of the Plans named above, to exercise the voting rights relating to any shares of Common Stock of Nicor Inc. allocable to his or her account(s) as of February 27, 2007. The trustee will tabulate the votes received from all participants by April 23, 2007 and shall vote the shares of Nicor Common Stock for which it does not receive voting instruction in the same proportion as the shares voted under the Plans pursuant to instruction.

Proxies will be voted as directed.

In the absence of specific direction, signed proxies will be voted in accordance with the recommendations of the Board of Directors.